Exhibit 10.1

August 25, 2021

Axel Andre
[REDACTED]

Dear Axel,
On behalf of American Equity Investment Life Holding Company (the “Company”), I am pleased to confirm our verbal offer of employment. This offer is to join our company on September 7, 2021 as Chief Financial Officer reporting to Anant Bhalla.
Your annual salary will be $600,000 per year, payable in accordance with the Company’s standard payroll practices and subject to withholding taxes.
This offer also includes your participation in our Short-Term Incentive Plan. Your Short-Term Incentive Plan opportunity is a target bonus of 175% of your base salary and a maximum of 350% of your base salary. The actual bonus to be paid under this incentive plan is based upon certain annual company performance metrics and personal goals and will be paid out on a pro-rata basis for performance year 2021. You will also be recommended to the Board of Directors in 2022 for a Long-Term Incentive Plan award with a target of 200% of your base salary. Further details will be provided upon grant.
To facilitate your transition to the Company, effective with your start date you will receive a stock option grant valued at $400,000 fair market value on date of grant. The grant has a ten-year term and is subject to a graduated vesting schedule with 1/3 of the award vesting on each of your first, second and third anniversaries with the Company. The award is subject to the terms set forth in the award agreement as well as the equity incentive plan under which it is granted. You will also receive a one- time cash sign on bonus of $200,000, minus applicable taxes. Should you voluntarily leave the Company prior to the first anniversary date of payment, you will be required to pay back the gross amount of the sign on bonus in full.
You will receive a two-year Change in Control Agreement that will cover your annual base salary and Short-Term Performance Incentive Plan target bonus.
This offer includes an officer title of Executive Vice President pending Board of Directors approval.
For the period up to, but no more than, one year after your start date, American Equity will reimburse you for temporary housing in the Des Moines, Iowa metro. Expenses must be agreed in advance by the Chief Human Resources Officer. Any housing reimbursement will be included in your gross income and subject to income taxes. Similar to the sign on bonus, should you voluntarily leave the Company prior to the first anniversary date of payment, you will be required to pay back the gross amount of any housing reimbursement provided by the Company. Also, should the Company determine that relocation to Des Moines is required, you will be provided relocation benefits under the relocation plan in place at that time for similarly situated executives.
As discussed in the verbal offer of employment, you will be eligible to participate in other compensation programs appropriate to this position. All of our other company benefits are available to you in accordance with the plan details.
This offer is subject to the successful passing of a background investigation and credit check, as well as clearance of your Directors and Officers Questionnaire. Upon acceptance of our offer, please electronically sign this letter below. If you have any questions about this offer, please contact either myself or Megan Kohler, Senior Talent Acquisition Partner at [REDACTED]. You are encouraged to keep a copy for your records, or we can provide one upon request.

We are excited to make this opportunity available to you and know that you will find joining American Equity to be a rewarding career transition.

Best Regards,
/s/ Jennifer Bryant
Jennifer Bryant
EVP, Chief Human Resources Officer
Accepted by: Axel Andre /s/ Axel Andre
Date: 08/26/2021